FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                      FILE NUMBER 333-51591



              PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 7, 1998

                                1,445,344 SHARES

                                   LYCOS, INC.

                                  COMMON STOCK



This Prospectus Supplement (the "Prospectus Supplement") supplements the Prospectus dated May 7, 1998 (the "Prospectus") of Lycos, Inc. ("Lycos" or the "Company") relating to the public offering, which is not being underwritten, and sale of up to 1,445,344 shares of Common Stock, par value $0.01 per share (the "Shares") of the Company, which may be offered and sold from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. Of the Shares offered under the Prospectus, 722,672 Shares were originally issued or reserved for issuance by the Company in connection with the Company's acquisition of WiseWire Corporation, a Pennsylvania corporation, by and through a merger of a wholly-owned subsidiary of Lycos, Wise Acquisition Corporation, with and into WiseWire Corporation (the "Acquisition"). The "Selling Stockholders" Section of the Prospectus is hereby supplemented to reflect the two for one stock split effected by the Company after the date of the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS SEPTEMBER 15, 1998

                              SELLING STOCKHOLDERS

         On August 25, 1998, the Company distributed shares of Common Stock to those stockholders of record on August 14, 1998 pursuant to a two for one stock split approved by the stockholders of the Company at a special meeting held on August 13, 1998. The table of Selling Stockholders in the Prospectus is hereby amended to reflect such distribution pursuant to the stock split and supplemented to specifically include Shares received in such distribution. The following table sets forth as of September 15, 1998 the name of each of the entities and individuals who received Shares through the distribution effected by the stock split, the number of shares of Common Stock that such Selling Stockholder beneficially owns as of such date, the number of shares of Common Stock beneficially owned by each such Selling Stockholder that may be offered for sale from time to time by the Prospectus and this Prospectus Supplement, the number of shares of Common Stock to be beneficially owned by each such Selling Stockholder assuming the sale of all of the Shares offered by such Selling Stockholders and the percentage of the outstanding shares of the Company's Common Stock to be beneficially owned by each such Selling Stockholder after completion of the offering.

         The Company may amend or supplement the Prospectus and this Prospectus Supplement from time to time to update the disclosure set forth therein and herein.

                                                       SHARES                                               SHARES
                                                    BENEFICIALLY                                         BENEFICIALLY
                                                      OWNED(1)(2)               SHARES WHICH             OWNED AFTER
                                                  PRIOR TO OFFERING             MAY BE SOLD             OFFERING(1)(2)(3)
                                                                                 PURSUANT TO
SELLING STOCKHOLDER                              NUMBER       PERCENT           THIS PROSPECTUS(2)     NUMBER       PERCENT

AIWF Trust                                         3,740         *                     3,740              --           *
George Bierker                                     1,196         *                     1,196              --           *
Steven Bierker IRA                                13,242         *                     3,366              --           *
Susan Bierker                                        748         *                       748              --           *
Clay Bridges                                       1,870         *                     1,870              --           *
Sandi Brummert                                       118         *                       118              --           *
Walter Buckley                                     4,676         *                     4,676              --           *
Charles R. Burke                                   1,664         *                     1,664              --           *
Carl Cohen                                         5,984         *                     5,984              --           *
Dennis Ciccone(4)                                 13,510         *                    13,510              --           *
DLJSC.IRA FBO Dennis Ciccone                      14,214         *                    14,214              --           *
Hadi Dowlatabadi                                   3,740         *                     3,740              --           *
Robert Dymowski                                    2,992         *                     2,992              --           *
Jeanne Fisher                                      3,366         *                     3,366              --           *
Ken Fox                                            4,676         *                     4,676              --           *
Evan Frasca                                        7,482         *                     7,482              --           *
Robert Frasca(4)                                  36,506         *                    10,174              --           *
Stephen Getsy                                      8,884         *                     8,884              --           *
Edward Gilardi                                     1,496         *                     1,496              --           *
Thomas J. Gillespie                                1,664         *                     1,664              --           *
Thomas Handley                                     1,496         *                     1,496              --           *





David Hart                                        27,858         *                    13,930              --           *
Hunter Associates, Inc.                              448         *                       448              --           *
David W. Hunter                                    1,664         *                     1,664              --           *
Christopher Keslar                                   952         *                       448              --           *
John David Kipp                                    1,172         *                        14              --           *
Donald M. Kosak                                    6,836         *                     3,418              --           *
Andrew Lang                                       11,222         *                    11,222              --           *
A. Kennedy Lang(4)                               450,416        1.4                  450,416              --           *
Timothy Lang                                       5,384         *                     5,236              --           *
Paul and Cynthia Liefeld                           9,690         *                     9,690              --           *
Arthur Mann                                        5,984         *                     5,984              --           *
Hugh A. McMaster, III                                410         *                       410              --           *
Thomas Mitchell                                    2,618         *                     2,618              --           *
Adam Monks                                        11,948         *                    11,948              --           *
Jean Paty                                          4,922         *                     4,922              --           *
Perry Valley Trust                                 7,482         *                     7,482              --           *
Roy F. Weston, Inc.                                9,352         *                     9,352              --           *
Robert F. Shapiro                                  1,664         *                     1,664              --           *
Winfield S. Smathers, IV                             410         *                       410              --           *
James Winner                                      18,704         *                    18,704              --           *
Internet Capital Group, L.L.C.                   191,922         *                   191,922              --           *
S.R. ONE, Limited                                 98,062         *                    98,062              --           *
TL Ventures(5)                                   449,740        1.3                  449,740              --           *
Mellon Ventures, L.P.                             48,584         *                    48,584               --          *


*   Less than 1.0%.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2) Includes an aggregate of 164,874 shares of Common Stock beneficially owned by the Selling Stockholders that have been deposited in escrow pursuant to the Merger Agreement to secure the respective indemnification obligations of the Selling Stockholders thereunder (the "Escrowed Shares"). Each Selling Stockholder has deposited approximately 11.41% of his shares in the escrow. The Escrowed Shares will be released from escrow on April 30, 1999 only to the extent that no claims have been made against the Escrowed Shares. The Escrowed Shares may not be sold by the Selling Stockholders prior to April 30, 1999, except as otherwise provided in the Escrow Agreement.

(3) Assumes that each Selling Stockholder will sell all of the Shares set forth above under "Shares Which May Be Sold Pursuant to This Prospectus". There can be no assurance that the Selling Stockholders will sell all or any of the Shares offered hereunder.

(4)      In connection with the Acquisition,  Dennis Ciccone,  Robert Frasca and
         A. Kennedy Lang entered into employment agreements with the Company pursuant to which such individuals were employed as the Vice President of Mergers and Acquisitions, Vice President of Product Management and Chief Technology Officer, respectively, of the Company. A portion of the shares of Common Stock held by such individuals is subject to certain restrictions on transfer contained in the employment agreements with such individuals.

(5) Consists of 362,120 shares of Common Stock held by TL Ventures III L.P.,75,798 shares of Common Stock held by TL Ventures III Offshore \ L.P. and 11,822 shares of Common Stock held by TL Ventures III Interfund L.P. TL Ventures III

         L.P., TL Ventures III Offshore L.P. and TL Ventures III Interfund L.P. are parallel venture capital funds that operate together as TL Ventures III and are required by their governing documents to make all investment, voting and disposition actions in tandem.